Exhibit 10.1

EMPLOYMENT AGREEMENT

(At-Will Employee Executive Form – Seth Winterton)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 30th day of December, 2008 (the “Effective Date”), by and between Perpetual Technologies, Inc., a Delaware corporation (the “Company”) and Seth R. Winterton, an individual (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee mutually agree as follows:

1.

Employment. Subject to Section 4 hereof, the Company agrees to employ Employee, and Employee agrees to work for the Company, on the terms and conditions set forth in this Agreement.

2.

Positions and Duties. The Employee will serve as the President, Chief Executive Officer, Secretary, and Treasurer of the Company. In connection with the foregoing positions, the Employee will have such duties, responsibilities and authority as may from time to time be assigned to the Employee by the Board. The Employee will report directly to the Board. The Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more executive offices of the Company, or any affiliate or subsidiary of the Company, or as a manager or member of the board of directors of any subsidiary or affiliate of the Company; provided, however, that the Employee is indemnified for serving in any and all such capacities on a basis no less favorable than is provided for in this Agreement or in the organizational documents of the Company.

3.

Compensation and Related Matters.

3.1 Advances. The Company will advance to Employee $500 per month. Such monthly advance may be increased or decreased from time to time by the Board in accordance with normal business practices of the Company and subject to the Company’s available cash flow.

3.2 Commission. As President of the Company, Employee will seek contracts with retail stores to develop a certified organic sales program for such retail store. Employee will be entitled to 85% of the net revenue (gross revenue less expenses) generated from such sales contracts. Advances paid to Employee pursuant to Section 3.1 above will offset the commission amounts payable to Employee under this subsection.

3.3 Other Benefits. The Company will also provide Employee with other benefits as determined from time to time by the Board.

3.4 Reimbursable Expenses. Employee is entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services hereunder, including all expenses for travel while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the reimbursement policies and procedures established by the Company from time to time.

3.5 Time Commitment. Employee agrees to devote a reasonable amount of time to the Company’s business, on a part-time basis.

4.

Term; At-Will Employment.

4.1 Term. The term of this Agreement will commence on the date hereof and end on December 31, 2009, unless further extended or sooner terminated as hereinafter provided. On December 31, 2009, and on the last day of December of each year thereafter, the term of the Employee’s employment will, unless sooner terminated as hereinafter provided, be automatically extended for an additional one year period from the date thereof unless, at least one (1) month before such December 31, the Company shall have delivered to the Employee, or the Employee shall have delivered to the Company, written notice that the term of the Employee’s employment hereunder will not be extended beyond its existing duration. Upon termination of the Employee’s employment for any reason whatsoever, the Employee will be deemed to have resigned from all offices then held with the company and any affiliate or subsidiary of the Company.

4.2 At-Will Employment. Notwithstanding anything else in this Agreement to the contrary, Employee acknowledges and agrees that Employee is an “at will” employee and that Employee’s employment may be terminated at any time by the Company, with or without cause, with or without notice, and without additional compensation. This Agreement is conditioned upon Employee remaining an employee of the Company, thus any termination of Employee’s employment with the Company will automatically terminate this Agreement.

5.

Indemnification.

5.1 Claims Against the Employee. The Company will indemnify and hold the

Employee harmless for and from all expenses, losses, liabilities and damages the Employee actually and reasonably incurs in connection with the Employee’s defense of any claim, action or proceeding arising out of or relating to the Employee’s conduct of the Company’s activities, provided, however, that the following conditions are satisfied: (i) the Employee’s conduct was in good faith, (ii) the Employee reasonably believed that the Employee’s conduct was in, or not opposed to, the Company’s best interests, (iii) in the case of a criminal proceeding, the Employee had no reason to believe the Employee’s conduct was unlawful, and (iv) in the case of a proceeding, the Employee was not adjudged liable to any Person on the basis that the Employee derived an improper  personal benefit.

5.2 Advancement of Costs. The Company may, but is not required to, pay for or reimburse the expenses the Employee actually and reasonably incurs in connection with a proceeding arising out of or relating to the Employee’s conduct of the Company’s activities in advance of final disposition of the proceeding, but only if (1) the Employee furnishes to the Company a written affirmation of the Employee’s good faith belief that the Employee has met the applicable standards of conduct described in Section 5.1 hereof, (2) the Employee furnishes to the Company a written, signed undertaking to repay the advance if it is ultimately determined that the Employee did not meet such standards of conduct, and (3) the Company determines that the facts then known by it would not  preclude indemnification under Section 5.1.

6.

Prior Employment Agreements. Employee represents and warrants that this Agreement and his employment with the Company will not violate or result in a breach of any agreement with a current or former employer, client or other third party; and Employee hereby agrees to indemnify the Company for any and all claims and costs arising out of any such agreements.

7.

Personal Property. All software, furniture, fixtures and equipment provided by the Company to Employee will remain the sole property of the Company. Upon termination of employment, Employee agrees to immediately return all such property in his possession or under his control to the Company. All Company records and reports must be returned to the Company upon termination of employment.

8.

Attorneys’ Fees. In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys’ fees.

9.

Successors. This Agreement and all rights of the Employee will inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Employee’s death, all amounts payable to the Employee under this Agreement will be paid to the Employee’s surviving spouse, or the Employee’s estate if the Employee dies without a surviving spouse. This Agreement will inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company are transferred whether by merger, consolidation, transfer or sale.

10.

Enforcement. The provisions of this Agreement will be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

11.

Amendment; Assignment. This Agreement may not be amended or terminated during its term, except by written instrument executed by the Company and Employee. The Company may assign this Agreement to any successor-in-interest of the Company. Employee may not assign its rights or obligations arising under this Agreement.

12.

Survivability. The provisions of Sections 5, 6, 7, 8, 9 and 12 will survive any termination of this Agreement.

13.

Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto.

14.

Governing Law. This Agreement and Employee’s and Company’s respective rights and obligations hereunder will be governed by and construed in accordance with the laws of the State of Utah without giving effect to the provisions, principles, or policies thereof relating to choice or conflicts of laws.

15.

No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

16.

Headings. The headings herein contained are for reference only and will not affect the meaning or interpretation of any provision of this Agreement.

17.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

18.

Notices. Notices given pursuant to this Agreement will be in writing and will be deemed given when received, and if mailed, will be mailed by United States registered or certified mail, return receipt requested, to:

Company:

Perpetual Technologies, Inc.

1442 East Lower River Road

Kamas, UT 84036

Employee:

Seth R. Winterton

(see address listed in signature block)

or to such other address as the Company will have given to Employee or, if to Employee, to such address as Employee will have given to the Company.  Unless other documentation is available to verify a different delivery date, a notice sent by postal mail will be deemed received two business days after its mailing date.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, effective as of the date and year first above written.

COMPANY:

Perpetual Technologies, Inc., a Delaware corporation

/s/ Joseph Nemelka

Joseph Nemelka, Director

EMPLOYEE:

/s/ Seth R. Winterton

Seth R. Winterton, an individual

1442 East Lower River Road

Kamas, Utah 84036

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